Department of the Navy
Naval Sea Systems Command
Washington, DC 20362



                       CONTRACT N00024-81-L-0004
                                FOR
              LEASE OF GOVERNMENT-OWNED DRY DOCK YFD-70
                              BETWEEN
                       UNITED STATES OF AMERICA
                                AND
                 TODD PACIFIC SHIPYARDS CORPORATION


THIS CONTRACT, made as of 15 May 1981, between the UNITED
STATES OF AMERICA(hereinafter called the Government) represented by the contracting officer executing this contract, and TODD PACIFIC SHIPYARDS CORPORATION
(hereinafter called the lessee), a corporation organized and existing under the laws of the State of New York and having its principal place of business at New York, New York

WITNESSETH:

WHEREAS, the secretary of the Navy (hereinafter called the Secretary) has determined that the 14,000 Ton Floating dry
Dock designated YFD-70 is not excess to the needs of the Department of the Navy(hereinafter called the Department), within the meaning of Section 472 of the Tile 40 of the United States Code, but is not for the time being required for public use, and

WHEREAS, the Secretary has determined that it will be advantageous and in the public interest to lease the Dry
Dock to the Lessee at its shipyard in Seattle, Washington, upon the terms and conditions hereinafter set forth, and

WHEREAS, this lease is made under the authority of Section
2667 of Title 10 of the United States Code (70 A. Stad.
150).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto do mutually agree as follows:

                      SPECIAL PROVISIONS

     CLAUSE 1.  PURPOSE AND PRECEDENCE

     (a) The purpose of this Lease is to establish the terms upon which the Lessee will use the Dry Dock leased hereunder.

          (b)  This Lease consists of:

          (I)  The Special Provisions, and

         (ii)  The General Provisions, FLOATING DRY DOCK
               LEASE NAVSEA (10 USC  2667).
Said General Provisions are hereby
incorporated in and made a part of this Lease.

                (c)  To the extent of any inconsistency
between the Special Provisions and the General Provisions, the terms of the Special Provisions shall control.

     CLAUSE   2.   TERM OF LEASE

                   (a)  The term of this Lease shall be five
(5) years, commencing 15 May 1981 unless sooner terminated as herein provided. Nine (9) months prior to the expiration of the current term, the Lessee shall give written notice to the Government of its desire to extend this Lease for one
(1) additional five (5) year term. Said notice shall include a list of the Lessees then current Navy Shipbuilding Program. In the event the Government agrees that this lease should be extended, then the Government shall, six months prior to the expiration of the current term, notify the Lessee of that determination, and the parties will extend the lease based upon such terms and conditions as may be mutually agreed upon.

                   (b)  In the event the parties are unable
to agree as to the terms and conditions fur such extended period, the Contracting Officer shall determine the terms for the succeeding term and shall notify the Lessee of such determination. In the event the Lessee shall dispute the reasonableness of these terms as determined, it shall comply with the terms so determined subject to its right to invoke
Article 27 of the General Provisions, The reasonableness of the terms so determined shall be deemed to be a question of fact within the meaning of said Article 27.

     CLAUSE 3.   RENT
                   (a)  The Lump sum annual rental referred
to in article 5(b)(i) of the general Provision is Two hundred Twenty Five thousand Dollars ($225,000).

                   (b)  the minimum charge refereed to in
article %(b) (ii) of the General Provision are:

                    Table of Computation Sums


           Size of Ships                         Haul Day
Lay Day
Vessels having a registered gross tonnage        $.42 per
$.32 per
2,000 tons or over                               registered
registered
                                                 gross ton
gross ton

                 Table of Computation  Sums (Continued)



           Size of Ships                         Haul Day
Lay Day
Vessels having a registered gross tonnage        $3.50 per
$2.70 per
 under 2,000 tons                                per ft.
per ft.
                                                 gross ton
gross ton

Minimum amount per drydocking,- $1,000

For the purpose of clarifying the third paragraph of this
article 5(b) (ii), the phrase work ordered by the Government shall be deemed to include, without limiting the generality thereof work ordered by any department, agency, or instrumentality of the Government.

       CLAUSE 4. MAINTENANCE

       (A) Minimum Maintenance

          The minimum amount which the lessee is obligated to expend annually for normal maintenance on the YFD-70 pursuant to Article 6(b) of the General Provisions is One
Hundred Fifty Thousand Dollars ($150,000).

       (b) Specific Maintenance and repair

          The lessee, at its own expense, shall perform the following maintenance to the satisfaction of the Government:

          (I) Remove all failed internal coating and coat the interior with preservative. such preservative shall be compatible with material now being used. Application shall be by spray method. In the event the material used, or the method of application of the preservative results in problems concerning protection of the environment, then the lessee shall use other acceptable material and/or method of application, as appropriate.

         (ii) Install during the first drydocking the following electrochemical cathodic protection system:

                A.  A permanent impressed current
(impedance) system  using NAVSEA Drawing 53711-633-556488
 and manufacturers components drawing B.  A Galvanic Anode
(sacrificial ) Zinc System to the sixteen (16) main ballast tanks as follows:

  (1)  Center Section, eight (8) tanks.
      fourteen (14) Zinc Anodes, Type-ZNC-47, Shall be installed evenly distributed on each tank bottom, and four (4)
Zinc Anodes, Type-ZHC-47, shall be located on opposite bulkheads at the 4-foot waterline in each tank.

  (2)  End Section, eight (8) tanks.
       Six (6) Zinc Anodes, type-ZHC-47, shall be evenly distributed on each tank bottom and two (2) Zinc Anodes, Type- ZHC-47, shall be located on opposite bulkheads at the 4-foot waterline in each tank.

     CLAUSE 5. INSURANCE AND RISK OF LOSS

               (a)  The amount  of insurance referred to in
the General Provisions. Article 7 (a) (I), is Marine Insurance ,Hull and Machinery (Lessee to be responsible for any deductible), and is $7,612 000 during any tow and $3,806 000 while the dry Dock is located at a shoreside facility.

               (b)  The amount of insurance referred to in
the General Provisions, Article 7 (c) is:

   (i)    Bodily injury liability in the amount of $300,000 per occurrence

   (ii)   Property Damage Liability in the amount of $100,000 per occurrence

  (iii) Workmens Compensation and Longshoreman and Harbor Workers Coverage Plus Employers liability in the minimum amount of $100,000, or such greater amount as may be required by law.

CLAUSE 6. PERFORMANCE BOND

          The amount of the performance bond required under
Article 12 of the General provisions is One Hundred thousand Dollars ($100,000), which bond shall be substantially in accordance with U.S. Government Standard Form 25 Performance Bond and be for the full lease period.

CLAUSE 7.  RETURN OF DRY DOCK

           The place to which the Dry Dock shall be returned in accordance with Article 18 of the General provisions shall be the Inactive Ship Maintenance Facility, Bremerton,
Washington.

CLAUSE  8.   INTEREST

             notwithstanding any other provision of this contract, unless paid within 30 days, -all amounts that become payable by the contractor to the Government under this contract(not of any applicable tax credit under the Internal revenue Code) shall bear interest from the date due until paid and shall be subject to adjustments as provided by part 6 of Appendix E of the Defense Acquisition Regulation as in effect on the date of this contract. The interest rate per annum shall be the interest rate in effect which has been established by the Secretary of the Treasury pursuant to Public Law 92-41; 85 STAT 97 as of the date the amount becomes due as herein provided. Amounts shall be due upon the earliest of one of the following:

   (I)   the date fixed pursuant to this contract.

   (ii) the date of the first written demand for payment, consistent with this contract, including demand consequent upon default termination.

  (iii) the date of transmittal by the Government to the Contractor of a proposed supplemental agreement to confirm completed negotiations fixing the amount, or

  (iv) if this contract provides for revision of prices, the date of written notice to the Contractor stating the amount of refund payable in connection with a pricing proposal or in connection with a negotiated pricing agreement not confirmed by contract supplement.

     CLAUSE   9.   PROTECTION OF THE ENVIRONMENT

                   In the use of the Dry Dock, the Lessee
shall, at its own expense, comply with all Federal, State, and local laws and regulations in being or that may be hereafter enacted or issued and relating to protection of the environment.

     CLAUSE 10    SAFETY CERTIFICATION

                  (a)  In the event the Lessee plans to
utilize the Dry Dock for docking U.S. Navy ships, the Lessee shall, at its own expense, certify the Dry Dock in accordance with MIL-STD-1625, Drydocking Facilities Safety Certification Criteria for Docking U.S. Navy Ships, before docking such ships. There is no expressed or implied warranty of any kind whatsoever, regarding the condition of the Dry Dock with regards to the certification pursuant to MIL-STD-1625.

                  (b0 In no event shall the Government be under any obligation to provide funds for, or be required to approve, any corrections to obtain this certification. Failure to obtain the certification shall in no event form the basis for any claim by the Lessee against the Government.

CLAUSE 11.  REPRESENTATIVE OF THE DEPARTMENT

            The other authorized representative of the Department referred to in Article 33 of the General provisions is the Supervisor of Shipbuilding, Conversion and Repair, USN, Seattle, Washington

CLAUSE 12.  MODIFICATION OF GENERAL PROVISIONS

            ARTICLE 3.   OPERATION AND USE

            DELETE Article 3 in its entirety, and in lieu thereof INSERT the following:


FLOATING DRY DOCK LEASE
NAVSEA (10 USC 2667)
(APRIL 1981)
                              GENERAL PROVISIONS
                                Table of Contents


Page
Article  1           PURPOSE
Article  2                   LEASED PROPERTY
Article  3                   OPERATION AND USE
Article  4                   DELIVERY
Article  5                   RENT
Article  6                   MAINTENANCE
Article  7                   INSURANCE AND RISK OF LOSS
Article  8                   INDEMNIFICATION
Article  9                   DISCLAIMER OF WARRANTY  AND
CONDITIONS
                             DRY DOCK
Article  10                  TERMINATION BY GOVERNMENT
Article  11                  TERMINATION BY LESSEE
Article  12                  PERFORMANCE BOND
Article  13                  MOVEMENT OF DOCK
Article  14                  ALTERATIONS
Article  15                  INVENTORY
Article  16                  GOVERNMENT ACCESS
Article  17                  NON-REHABILITATION
Article  18                  RETURN OF DRYDOCK
Article  19                  PAYMENTS AND DISBURSEMENTS
Article  20                  STATE AND LOCAL TAXES
Article  21                  PRORATION IN EVENT OF TERMINATION
Article  22                  FAILURE TO INSIST ON COMPLIANCE
Article  23                  RIGHT TO SUBLEASE OR ASSIGN
Article  24                  COVENANT AGAINST CONTINGENT FEES
Article  25                  OFFICIALS NOT TO BENEFIT
Article  26                  GRATUITIES
Article  27                  DISPUTES
Article  28                  EQUAL OPPORTUNITY
Article  29                  EXAMINATION OF RECORDS
Article  30                  LABOR PROVISIONS
Article  31                  AUDIT BY DEPARTMENT OF DEFENSE
Article  32                  CERTIFICATION OF REQUEST FOR ADJUSTMENT
                             OR RELIEF EXCEEDING $100,000
Article  33                  DEFINITIONS
Article  34                  NOTICES

ARTICLE 1. PURPOSE--These General Provisions form a part of the lease bearing the number designated above.

ARTICLE 2. LEASED PROPERTY--The Government does hereby lease and rent the Dry Dock to the Lessee and the Lessee does hereby hire and rent same from the Government.

ARTICLE 3. OPERATION AND USE--the Lessee shall have the right to use the at the Shipyards, unless otherwise authorized by the Contracting Officer, in the performance of shipbuilding, ship repair work for the government as the department may from time to time require. The Lessee shall operate the Dry Dock in a manner following the practices and standards of care normally employed in the operation of similar dry docks and in accordance with the operating manual for said Dry Dock issued by the Department of the Navy, and as directed by the Department. The Lessees plans for the operating basin and the mooring of the Dry Dock shall be subject to the approval of the Department, and the Dry Dock shall be moored at the Shipyard in accordance with the said plans as approved.

     ARTICLE 4. DELIVERY -- The Lessee shall accept delivery and take custody of the Dry Dock at its present site after the date specified in the Special Provisions of the commencement of the term and, at its own expense, shall promptly remove the Dry Dock to the operating basin provided therefor, moor it therein, and furnish all facilities and accomplish all work required to place the Dry Dock in operation. Prior to such delivery the Lessee shall
(I) participate in the joint inventory
and inspection and preparation of the report thereof as required by Article 9(b) and 15 hereof, and (ii) furnish the Department the plans for the operating basin and the mooring of the Dry Dock specified in Article 3 hereof (which plans shall be approved by the Department before the Dry Dock is permanently moored), the insurance policies or other evidence of the insurance required by Article 7 hereof, and the performance bond required by Article 12 hereof. In the event the Dry Dock is not delivered to the Lessee by reason of the Lessees failure to perform any of the foregoing or other obligations under this lease, or by reason of any other act, fault or failure of the Lessee, the Lessee shall remain liable for the full performance of all the obligations of this lease including the payment of rent effective as of the date specified in the Special Provisions for the commencement of the term.
The Government shall not be liable to the Lessee for damages or loss of profit by reason of any delay or failure to deliver the Dry Dock occasioned by an act or fault of the Government , provided, however, that in such event the date upon which the rental obligation shall commence shall be adjusted to reflect such period of delay or failure to deliver the Dry Dock.

     ARTICLE 5.   RENT --

          (a)   For the right to use the Dry Dock, The
Lessee shall pay to the Government, on or before the fifteenth (15th) day of each annual period in respect of the preceding annual period of the term of this lease, an amount equal to the difference between:

  (I)   The amount computed in accordance with paragraph
        (b) of this Article (such amount being
        hereinafter referred to as the Amount To Be  Paid) and

  (ii) The sum of all amounts allowed as credits against the Amount To Be Paid during said preceding annual period in accordance with the provisions of Article 6(d) and Article 7(f) of this lease.

          (b) The Amount To Be Paid shall be the greater of (I) or (ii) below:

     (I)   The lump sum specified in the Special Provisions;
                       or

     (ii) 50% of the minimum charges set forth in the Special Provisions for the actual number of days a vessel occupies the Dry Dock or 50% of the actual charges made by the Lessee for such period, whichever amount is greater.
           For the purpose of computing rental due under this paragraph a Haul Day shall be deemed to be the first twenty-four continuous hours or less of a drydocking period. A Lay Day shall constitute each succeeding period of twenty-four continuous hours or less following a Haul Day whether or not work is performed for the Vessel. A Haul Day shall commence when the stem of the vessel enters the mouth of the Dry Dock. Any fractional part of a day shall, for the purpose of computations herein, be deemed to be a full day. A Saturday, Sunday or a Legal Holiday shall not be deemed a Haul Day or a Lay Day unless work is performed in the Lessees shipyard for the Vessel on such days.

           In computing such rental the Lessee shall be required to include any amount for the right to use the Dry Dock in the performance of (I) work ordered by the Government on a cost plus a fixed fee or a time and material basis, or (ii) any other work ordered by the Government if the compensation to be paid to the Lessee shall have been determined on the basis that no amount is to be paid for the use of the Dry Dock in the performance of such work.

     ARTICLE 6. MAINTENANCE -- From the time of delivery until the return of the Dry Dock, the Lessee, at the Lessees own expense, shall:

          (a) keep the slip and drydock basin properly dredged and maintain the mooring in such a manner as to permit the safe and efficient operation of the Dry Dock.

          (b) Protect, preserve and maintain the Dry Dock in good working order and condition as prescribed in Navy Design Manual NAVDOCKS DM-29 (June 1963 edition), Volume III entitled Drydocking Facilities--Operation, Maintenance and Inspection, and as directed by the Department, so as to assure the full availability and usefulness of the Dry Dock at all times. The Lessee shall be obligated to expand annually a minimum amount for such normal maintenance which minimum amount is specified in the Special Provisions. However, if the performance of such maintenance requires the expenditures of funds in excess of such specified minimums amounts, then the Lessee shall continue to perform, at the Lessees own expense, such normal maintenance as may be required to protect, preserve, repair, and maintain the Dry Dock. Normal maintenance shall include, but is not limited to the following:

              (1)  Cleaning, testing, painting,
preservation, and repair of the exterior and interior of accessible hull structures

              (2) Block and cradle renewals and replacement of the block runner parts and structures supports.

              (3)  Minor repairs and replacements or
renewal, where necessary, of parts and of the pumping and flooding systems

              (4)  Minor repairs and maintenance of the
electrical power-generating and distribution systems.

              (5)  Minor repairs and calibrations of the
water level and draft-indicating systems.

                (6)  Minor repairs and replacements or
renewal of parts of service equipment, such as compressed air, water, steam, CO- , fire protection and Sewage system.

                (7)  Repair and maintenance of cranes,
capstans, flying bridges, ladders, ventilation systems, fittings and similar items.

                (8)  Repair and replacement of interiors and
exterior Cathodic protection Systems.

                (9)  Operate for approximately a thirty (30)
minute period every thirty (30) days all equipment not in regular use; except that Lessee shall have the right to place any equipment not required for its operation of the Dry Dock in an approved state of partially or totally immobilized preservation or storage at locations not aboard the Dry Dock. It is understood that the Lessee will, at its own expense, return and restore such preserved equipment to operating condition upon the termination or expiration of this lease.

               (10)  At the time of each annual inspection
the dry Dock shall be opened sufficiently to expose as much as possible of the exterior underwater hull in order to determine its condition. When the inspection by careening disclosure deterioration of the underwater hull, or the paint coating thereon, the Drydock shall be drydocked and necessary repairs including painting of the underwater hull and other underwater parts shall be made as required. The dry Dock shall be drydocked at least once during the term of this lease as a requirement of normal maintenance under this article. The hull shall be repaired as may be necessary and completely painted or treated during this drydocking.

NOTE:   The drydocking obligation contained herein shall be
in addition to the Lessees normal maintenance obligation set forth in this paragraph (b).

The performance of such maintenance shall be subject to the approval of or as may be directed by the Department. If in any annual period the Lessee shall expend less than the specified amount for such maintenance of the Dry Dock, the unexpended balance shall be carried over for each succeeding year of the term or be [aod in cash as additional rent, at the election of the Department. Notwithstanding the provisions of subparagraph (10), the drydocking shall be accomplished no later than the end of the third year of the term. The Lessee is hereby expressly made responsible for any loss or damage of the Dry Dock resulting from failure to comply with the provisions of this Article to the extent that such loss or damage is found by the Department to constitute a risk not of the type customarily covered by insurance. Joint annual inspections and such other inspections as may be determined necessary by the Department shall be made of the material condition of the Dry Dock, including the machinery and equipment thereof, by the Department and Lessee, after performance of such maintenance work as is considered necessary. compliance with such instructions, however, shall not in itself be construed as a complete discharge of lessees obligation to protect, preserve, repair and maintain the Dry Dock.

         (c) As soon as practicable after the commencement of the term of this lease, the lessee shall submit to the representative of the Department in writing, a proposed normal maintenance program indicating the manner and time for the accomplishment of the normal maintenance work set forth in paragraph (b) of this Article, including an appropriate maintenance record system, in sufficient detail to show its adequacy as a normal maintenance program. the Lessee shall perform such maintenance work as may be directed by the Contracting Officer in writing in accordance with the provisions of the above paragraph (b0.

         (d) To the extent that any directed repair or restoration work is determined to be beyond the scope of the lessees normal maintenance obligations, under paragraph (b) above, the allowable cost incurred in effecting such repairs or restoration shall either (I) be credited against the Amount To Be Paid with respect to the annual period in which the Lessee shall have commenced such repairs or restoration and any balance not so credited shall be credited against the Amount to Be Paid for the succeeding annual periods or
(ii) be reimbursed by the Department to the Lessee as the Department shall specify by notice to the Lessee, provided however, that the Government shall not be obligated to so credit lessee or otherwise reimburse Lessee unless the prior written approval of the Department shall have been obtained for such work. the determination as to whether specific repair or restoration work is beyond the scope of the Lessees normal maintenance obligation shall be made by the Lessor. Any disagreement by the Lessee with such determination shall be deemed a question of fact within the meaning of Article 27, entitled Disputes.

          (e) If it appears that the sum of the Amount to Be Paid with respect to the succeeding annual periods, will not be sufficient to permit the cost of repair restoration to be credited in full against such sum, the Lessee shall not be required to effect such repairs or restoration unless and until the Department shall have agreed that the cost thereof shall be reimbursed to the Lessee. For the purpose of determining the credit against the Amount To Be Paid, the amount to be allowed shall be the estimated cost of such repair or restoration as specified in the written authorization or direction of the Department to perform such work, provided, that upon completion of such repair or restoration such amount shall be adjusted on the basis of the allowable actual costs thereof as determined under the provisions of Article 19 of this lease. If the authorized or directed repair or restoration is not completed within one (1) year following the end of the period in which such work shall have commenced then the Lessee shall be entitled to such credit only to the extent of the allowable cost of the work actually performed by the end of such year; provided, that in such event the
Lessee shall not be obligated to complete such repairs or restoration unless the Department shall authorize or direct such completion and shall specify in writing that the cost of such completion shall be (I) credited against the Amount To Be Paid for the next succeeding annual period, or (ii) reimbursed to the Lessee. The Lessee shall not be required to give notice to the Department if the Lessee shall estimate the cost of such repair or restoration at Five Hundred Dollars ($500.00) or less and shall elect to perform such repair or restoration at its own expense. In the event the Lessee shall, at its own expense, replace any complete and readily serviceable item of the Dry Dock, such replaced item shall become the property of the Lessee.

     ARTICLE 7.    INSURANCE AND RISK OF LOSS --

          (a) From the date of delivery of the Dry Dock to Lessee until return of the Dry Dock to custody of the Government, the Lessee, at its own expense and without reimbursement under this lease, shall procure and maintain the following insurance:

                       (i)  Marine floating dry dock
insurance in the
                            amounts specified in the special
provisions
                            to cover the drydock while
located at the
                            Shipyards and during any tow,
including tow
                            required to redeliver the Dry
Dock in
                            accordance with Article 18 of
this lease and

                       (ii) Workmens compensation (including
                            longshoremen and harbor workers
coverage),
                            employers liability, bodily
injury
                            liability, and third party
property damage
                            insurance in such amounts as
shall be
                            sufficient to cover the risks
arising out of
                            Lessees possession and use of
the Dry Dock,
                            or insuch amounts as the
government shall
                            specify pursuant to paragraph
(c) hereof.
                            Each such policy shall contain
an endorsement
                            reading substantially as follow
                            The insurer waives any right of
                            subrogation against the United
States of
                            America which might arise by
reason of any
                            payment under this policy.

          (b) All insurance shall be for the protection of the Government and the Lessee against their respective risks and liabilities in connection with the Dry Dock, shall name the Lessee and the United States of America (Department of the Navy) as the insured, and shall contain a loss payable clause reading substantially as follows:

                            Loss, if any, under this policy
shall be
                            adjusted with (Lessee) and the
proceeds, at
                            the direction of the Government,
shall be
                            payable to (Lessee).  Proceeds
not paid to
                            (Lessee) shall be payable to the
United
                            States of America.

          (c) Except as otherwise specifically provided herein, all insurance required to be carried by the Lessee shall be in such form, for such amounts and for such periods of time as the Department may specify, and with such insurers as the Department, represented by the Insurance Section, Naval Material Command Washington, D.C., may approve.
Each policy of insurance shall provide for thirty(30) days prior notice to such Insurance Section in the event of cancellation of the policy by the insurer. A certificate or certified copy of each policy of insurance procured hereunder shall be deposited with the said Insurance
Section promptly following the date of delivery of the Dry Dock, and similar evidence of renewal of such insurance shall be deposited with said Insurance Section not less than thirty (30) days prior to the expiration of the term of any such insurance.

          (d) Nothing in this Article shall be construed as a waiver of Lessees obligations under Article 8 of this lease.

          (e) All risk of loss of or damage to the Dry Dock during the term of this lease, whether or not caused by the failure of the Lessee to exercise due diligence in complying with the provisions hereof, shall be borne by the Lessee, and the Lessee shall, upon demand and at the election of the Department, either compensate the Government in full for any loss or damage, or rebuild, replace or repair any part of the Dry Dock so lost or damaged; provided, however, that the Lessee shall be liable for loss of or damage to the Dry Dock resulting (I) from the risks expressly required to be insured hereunder only to the extent of insurance so required to be procured and maintained, whichever shall be greater, (ii) from risks which are in fact covered by insurance or for which the Lessee is otherwise reimbursed, but only to the extent of such insurance or reimbursement; and provided, further, that the Lessee shall not be liable for loss of or damage to the Dry Dock arising from causes beyond the control of the Lessee occasioned by a risk not in fact covered and not customarily covered by insurance in the locality in which the Dry Dock is situated. Nothing contained herein, however, shall relieve the Lessee of liability with respect to any loss of or damage to the Dry Dock, not fully compensated for by insurance, which results from the willful misconduct, lack of good faith or failure to exercise due diligence on the part of any of the Lessees officers, directors or representatives having supervision or direction of the Dry Dock.

          (f) In the event the Dry Dock or part thereof shall require repair or restoration resulting from loss or damage the risk of which is required to be covered by insurance hereunder, the Lessee shall promptly give notice thereof to the department and submit a report on the extent of damage together with an estimate of the cost to repair such damage and the time needed to complete such repairs. The Lessee shall effect such repair or restoration as the Department may direct or approve. The
Department shall direct the payment to the Lessee of so much of the proceeds of the available insurance covering such loss or damage as may be necessary to reimburse the Lessee for the allowable costs of effecting such authorized repair or restoration. If the proceeds of such insurance are not sufficient to cover the allowable costs of such repair or restoration, and if the loss or damage has resulted from any cause the risk of which is not required by this lease to be borne by the Lessee without regard to the sufficiency of insurance proceeds, the excess of such allowable costs over such insurance proceeds shall be allowed as a credit against the Amount To Be Paid for the annual period in which the Lessee shall have commenced such repair or restoration and any balance not so credited shall be credited against the Amount To Be Paid for the succeeding annual periods of the then current term of the lease. If the Lessee shall not have been required or authorized to effect such repair or restoration, the Lessee shall promptly refund to the Government the amount of any insurance proceeds heretofore paid the Lessee on account of such loss or damage.

          (g)     (I)   The Lessee shall provide, maintain,
change or
                        discontinue such insurance as the
Government may
                        from time to time require; provided,
that the
                        Lessees liability for loss or damage
to the
                        drydock is modified accordingly;
                  (ii)  If any insurance requirement is
changed pursuant
                        to (i) above, an equitable
adjustment in rent
                        shall be made so as to reflect any
resulting
                        savings or increased costs to the
Lessee; and

                  (iii) The Lessee shall notify the
Department whenever
                        the use of the Dry Dock in the
performance of
                        Government contracts changes so as
to become
                        seventy-five percent (75%) or more
of the total
                        productive capacity thereof, and
conversely
                        whenever such use changes so as to
become less
                        then seventy-five percent (75%) of
such
                        capacity.

ARTICLE 8. INDEMNIFICATION--The Lessee expressly agrees to indemnify and hold harmless the United States Government, its officers, employees, agencies, and instrumentalities against all suits, actions, claims, cost, or demands (including, without limitation (i)suits actions, claims, cost, or demands resulting from death, personal injury, and property damage; and (ii) suits actions claims cost demands fees and penalties arising out of violations of any Federal, State or local environmental protection law, regulation or ordinance) to which the Government, its officers, employees, agencies, and instrumentalities may be subject as a result of the use or possession of the leased property by the lessee or any sub-Lessee.

ARTICLE 9.  DISCLAIMER OF WARRANTY AND CONDITION OF DRY --

         (a) The dry dock is leased to the Lessee on an as is, where is basis without warranty of any kind ,express or implied, on the part of the Government The Lessee acknowledges that no representations concerning the condition or state of repair of the dry dock or any part thereof have been made by the Government prior to, or at the time of, the execution of this lease which are not set forth herein and that this lease contains all the agreements of the parties. The Lessee further acknowledges that the Government has made no agreement or promise to alter, improve, adapt or repair the Dry dock, any part thereof, or any equipment relating thereto, prior to, or at the time of this execution of this lease.

         (b)  Immediately prior to the delivery of the Dry
Dock to the Lessee an inspection of the Physical condition of the Dry Dock shall be made by representatives of the Department and the Lessee. A joint report of their findings shall be made which shall be conclusive evidence as to the physical conditions of said Dry Dock as of the time of delivery. A similar survey and joint report shall be made by the parties upon the termination or expiration of this lease. The findings of this report shall be conclusive evidence as to the physical condition of the Dry
Dock as of termination or expiration of this lease.

ARTICLE 10.  TERMINATION BY  THE GOVERNMENT --

this lease may be terminated by the Government at any time prior to the expiration of the term hereof:

               (a)  during any national emergency declared
by the President or Congress;


               (b)  Upon written notice to the Lessee
whenever the Secretary shall determine that the interest of national defense so requires.

               (c) Upon ten (10) days written notice to the Lessee if the Lessee shall have defaulted in the performance of any of its obligation hereunder and shall have failed to cure or initiate action to cure such default within thirty(
30) days after receipt of notice from the Department specifying such default or within such longer time as may have been specified in said notice: provided, however, that in lieu of terminating this lease, the Government may elect to perform, or cause to be performed said defaulted obligations for the account of and at the expense of the Lessee;

               (d)  Upon thirty (30) days written notice to
the Lessee after determination by the Contracting Officer that the Dry dock is not being used to an extent commensurate with ship repair work available in the area;

               (e)  In the event institution of the Lessee
or others of proceedings in a Federal or State court of adjudication of the Lessee as bankrupt, for corporate reorganization of the Lessee, for an arrangement within the meaning of the bankruptcy Act and any amendments thereto, for other similar debtor or creditor relief available under State or local law, or upon the appointment of a receiver or trustee for the property of the Lessee;

              (f)   Upon Ninety (90) days written notice to
the Lessee following a determination by the Secretary that the Dry Dock is surplus to the further needs and responsibilities of the Department.

                   If the Department shall terminate this
lease under paragraph (c), (d) or (e) of this Article, it shall have the immediate right to reenter and resume possession of the Dry Dock and remove all persons and property therefrom and such entry shall not be deemed an acceptance or surrender of this lease. In such event the Department may, at its election, relate the Dry Dock for any period of, less than, equal to, or greater than the remainder of the term of this lease or any extension thereof, for any rental and upon any terms and conditions deemed by the Government to be reasonable and satisfactory, and the Lessee shall be liable to and shall pay to the Government the amount of the difference between the rental and charge provided for under this lease and not paid by the Lessee and the net rental and charges received by the Government from such relating of the Dry Dock, which amount shall be due and payable at the time specified for the payment of rent in Article 5 (a) hereof. It is expressly agreed and understood that, whether or not the government shall have relate the Dry Dock as aforesaid, the Lessee shall be obligated to and shall reimburse the Government for any cost incurred by the Government in (i) resuming possession of the Dry Dock, and (ii) performing or having performed the maintenance and any other obligation for which the Lessee is responsible under this lease but has failed to perform.

ARTICLE 11. TERMINATION BY THE LESSEE--

This lease may be terminated by the Lessee at any time prior to the expiration of the term hereof upon thirty (30) days written notice to the Department in the event of damage to or destruction of all or a substantial part of the Dry Dock so as to render the Dry Dock incapable of use for the purpose for which it is leased hereunder; provided, that (i) such damage or destruction is occasioned by a risk not in fact covered and not customarily covered by insurance in the locality in which the Dry Dock is located or by a risk which is covered by insurance and the Department either has not authorized or directed the repair, rebuilding or replacement of the Dry Dock or Doesnt not make provisions for payment for such repair rebuilding or replacement by the application of insurance proceeds or otherwise, and (ii) such damage or destruction is not occasioned by fault or negligence of the Lessee or by any failure or refusal on its part fully to comply with its obligations hereunder.

ARTICLE 12.  PERFORMANCE BOND--Prior to the Delivery of the
Dry Dock to the Lessee, the /Lessee shall furnish a performance bond hereunder in a penal sum specified in the special provisions. Said bond shall be satisfactory in all respects to the Department.

ARTICLE 13. MOVEMENT OF DOCK--Any movement of the Dry Dock shall be at the sole expense of the lessee and shall be conducted in accordance with rules and regulations prescribed in advance of the movement by the Department;
provided, however, that prior to any movement of the Dry
Dock approval of the Department shall be obtained as to the preparation for towing including open sea towing the Dry
Dock and preparation of the operating berth of said Dock.

ARTICLE 14. ALTERATIONS-- The Lessee shall not, so long as this lease shall be in effect, make any substantial alterations, additions or betterments to the Dry Dock without the prior approval, or consent of the Department. All such approved alterations, additions or betterments shall become the property of the Government when annexed to any property included in the Dry Dock, except those items of personal property belonging to the Lessee which can be removed readily without injury to the Dry Dock. Such items shall be removed by the Lessee any time prior to the expiration of the lease or such additional periods as the Department shall authorize. All property not no removed shall be deemed abandoned by the Lessee and may be used or disposed of by the Government without liability or any obligation to account to the Lessee therefor.
Nothing contained herein shall be construed to authorize any alterations, additions, or betterments to the Dry Dock which will render the Dry Dock unsuitable for the purpose for which the Dry Dock was designed or is being retained by the Government unless, in addition to securing the prior approval or consent of the Department thereto, the Lessee shall agree to restore the Dry Dock to the condition thereof as of the time of delivery, at its own expense, within ninety (90) days after being required so do by the Department (I) during any period of natural emergency, or (ii) after determination by the Secretary that such restoration is in the interest of national defense. The Lessee shall not do or suffer anything to be done upon or in connection with the Dry Dock which may subject it or any part of it to any liens or rights in rem and shall promptly discharge or cause to be discharged any lien or right in rem of any kind other that one in favor of the Government which at any time shall arise or exist with respect to the Dry Dock or to any alterations, additions or betterments thereto.

     ARTICLE 15. INVENTORY -- Immediately prior to the delivery of the Dry Dock to the Lessee, in addition to the joint inspection of physical condition required by Article 9(b) of this lease, the parties hereto shall take a full and complete inventory including current condition of all portable tools, shop machinery, spare parts and instruments and all consumable supplies and materials of the Government then on board the Dry Dock. Upon the expiration or termination of this lease, the Parties shall take a similar inventory. The Lessee, at its expense, as directed by the Department, shall promptly deliver on board the Dry Dock such portable tools or instruments or such consumable supplies or materials as shall be required to meet any deficiency either as to quantity or quality disclosed by the latter inventory as shall be required to meet any deficiencies either as to quantity or quality disclosed by the latter inventory. In the event the latter inventory discloses an excess quantify of portable tools or instruments or consumable materials or supplies, the lessee may remove such excess quantity; in the absence of prompt removal thereof, title to such excess quantity shall thereupon vest in the Government.

     ARTICLE 16. GOVERNMENT ACCESS--The Government or its designated representative shall have access at all reasonable times to the Dry Dock for the of inspecting or inventorying the same and for other purposes under this lease.

     ARTICLE 17 NON-REHABILITATION--The Government shall not, as between the parties hereto, be under any duty or obligation to restore or rehabilitate, or to pay the cost of the restoration or rehabilitation of, any part of the land or any other property of the lessee affected by the installation, possession, operation, or removal of the dry dock under this lease or otherwise.

ARTICLE 18.  RETURN OF DRY DOCK--

       (a) Upon expiration or termination of this lease, the Lessee at its own expense, shall prepare the Dry dock for tow in accordance with Design Manual DM29 (1963 EDITION) and return the Dry dock to the custody of the Government, at the location specified in the special provisions, in as good a condition as when delivered to the Lessee or as improved thereafter, normal wear and tear excepted; provided, however, that the Department may direct the return of them Dry Dock to be made a place other therein specified prior to the direction of the Department and that if such direction causes a decrease in the cost either of preparation for tow or of tow itself the Lessee shall pay to the Department an amount equal to the difference between the cost which would have been incurred because of said directions.

      (b) Following expiration or termination of this lease, the Lessee shall at the election and direction of the department, and subject to specifications and procedures set forth for the applicable Dry Dock, place the Dry Dock in a safe stowage condition and return it to the custody of the Department in accordance with the provisions of paragraph
(a) above Safe stowage shall be at the expense of the Lessee and shall include as a minimum the following:

             (1)  Internally blanking all overboard
discharges below the waterline.

             (2)  wiring all sea valves shut.

             (3)  Cleaning and drying tanks, voids, and
components.

             (4)  Draining and drying all piping systems.

             (5) Cleaning and drying all heads and sanitary facilities.

             (6)  Securing all topside closures

             (7)  Removing all trash, debris, and fire
hazards.

           (c) In effecting the return of the dock, the Lessee shall carry out the following actions: (1) establish liaison with the Government and provide a plan for safe stowage of the Dry Dock, (2) conduct a joint inspection with the government to verify accomplishment of preparation for safe stowage prior to accepting custody, and (3) the Lessee shall return the Dry Docks blueprints, Booklet of General Plans, machinery history records and logs, last joint material inspection report, and any other dry docking reports to the Government. To provide for the accomplishment of any of the above actions required by this article, this lease will remain in full force and effect for a period of not more than sixty (60) days after expiration or termination of this lease, except that the Lessee is not permitted to use the Dry Dock during this period, nor is the Lessee required to pay rent therefor. In addition, the government is not obligated under this lease to reimburse the lessee for any cost incurred by the Lessee during this period

          (d)  The Department reserves the right, with
regard to the obligations set forth in the above paragraphs, either (1) to accept performance by the Lessee of all or any part of the work specified therein, or (2) to require the Lessee in lieu thereof, to pay to the Department the cash equivalent of the cost of performing such work;
provided, however, that if the Lessees lease shall be extended for an additional term or otherwise continued, then the obligations in this paragraph shall be deferred until such time as the then current lease shall expire or terminate.
]
          (e) In the event the parties are unable to agree as to the amount representing the cost of performing any such work, the Lessee shall pay to the Government in cash such amount as the Contracting Officer shall determine: provided, that if the Lessee shall dispute the reasonableness of such amount, the said determination of the Contracting Officer shall be deemed to be a question of fact within the meaning of Article 27, entitled Disputes.

     ARTICLE 19.   PAYMENTS AND DISBURSEMENTS --

           (a) Payments required to be made by the Lessee pursuant to
Article 5 of this lease shall be made to the Commanding
Officer, Navy Regional Finance Center, Washington, D.C.
20376.

           (b) At the end of each annual period, the Lessee may submit to the Contracting Officer certified bills in respect of all items for which the Lessee shall be entitled to reimbursement under this lease.
Promptly after receipt of each such submission of bills, the Government shall, within the limits of the appropriations available therefor, pay to the Lessee such amount as said office shall have determined to be allowable costs reimbursable to the Lessee under this lease on account of such items and not previously paid or credited. Such allowable costs shall be determined in accordance with Part 5 of Section XV of the Defense Acquisition Regulation in effect on the date of this lease, and shall exclude any profit to the Lessee therefor. The decisions of said Contracting Officer when reduced to writing and received by the Lessee, shall be binding on the parties hereto, subject to written appeal by the Lessee in accordance with Article 27, Disputes.

           (c) When any payment is to be made hereunder, the Contracting Officer, as a condition precedent to approving such payment, may, in his discretion, require that affidavits satisfactory to him be furnished by the Lessee that no liens or rights in rem of any kind lie under or have attached against the Dry Dock, or any material or equipment furnished therefor, or any part thereof, either for or on account of any work done upon or about the Dry Dock, or any material or equipment furnished therefor, or in connection therewith, or any other cause or thing, or any claims or demands of any kind except the claims of the Department.
The Lessee shall promptly discharge or cause to be discharged any valid lien or right in rem of any kind other than one in favor of the Government which at any time shall arise or exist with respect to the Dry Dock or material or equipment furnished therefor, or any part thereof. If any such lien or right in rem shall not promptly be discharged, the Government may discharge or cause to be discharged said lien or right in rem at the expense of the Lessee.

     ARTICLE 20. STATE AND LOCAL TAXES -- In the event that, as a result of any future Act of Congress subjecting Government-owned property to ad valorem taxation, taxes, assessments, or similar charges are thereupon imposed by State or local authorities upon the property leased hereunder( other then upon the Lessees possessory or use interest therein) the Lessee shall pay the sum when sue and payable and this lease shall be renegiotiated so as to accomplish an equitable reduction in the rent provided for therein, which reduction shall not bear greater then the amount of such taxes, assessments, or similar charges; provided, that in the event that the parties hereto are unable to agree within ninety (90) days from the date of the imposition of such taxes, assessments, or similar charges, on a rental which, in the opinion of the Department, constitutes a reasonable return to the Government on the leased property, then, in such event, the Department shall have the right to determine the amount of the rental, which determination shall be binding on the Lessee, subject to appeal in accordance with The Article of this lease entitled Disputes.

     ARTICLE 21. PRORATION IN EVENT OF TERMINATION--In the event of termination of this lease pursuant to Article 10
(a) or (b0, or Article 11, effective at any time other than at the end of the fixed period of term, the amount to be paid to the Government shall be prorated to such date and termination.

ARTICLE 22. FAILURE TO INSIST ON COMPLIANCE-- The failure of the Government to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this lease shall not be construed as a waiver or relinquishment of the Governments right to the future performance of any terms, convenants or conditions; and the Lessees obligations in respect of such future performance shall continue in full force and effect.

ARTICLE. 23 RIGHT TO SUBLEASE OR ASSIGN--Neither this lease nor any interest herein shall be transferred, assigned or subleased by the Lessee except with written consent of the Department nor shall the Dry
Dock be sublet or otherwise made available by the Lessee to any third party or parties, including any other Federal Government agency, without such written consent.

     ARTICLE 24 COVENANT AGAINST CONTINGENT FEES -- The Lessee warrants that no person or selling agency has been employed or retained to solicit or secure this contract upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial or selling agencies maintained by the Lessee for the purpose of securing business. For breach or violation of this warranty the Government shall have the right to annul this contract without liability or in its discretion to deduct from the contract price or consideration, or otherwise cover, the full amount of such commission, percentage, brokerage, or contingent fee.

     ARTICLE 25. OFFICIALS NOT TO BENEFIT -- No member of or delegate to Congress, or resident commissioner, shall be admitted to any share or part of this lease or to any benefit that may arise therefrom but this provision shall not be construed to extend to this lease made with a corporation for its general benefit.

     ARTICLE 26.   GRATUITIES --

          (a) The Government may, be written notice to the Lessee, terminate the rights of the Lessee under this lease if it is found after notice and hearing, by the Secretary or his duty authorized representative, that gratuities (in the form of entertainment, gifts, or otherwise) were offered or given by the Lessee, or any agent or representative of the Lessee, to any officer or employee of the Government with a view toward securing this lease or securing favorable treatment with respect to the awarding or amending of the same, or the making of any determinations with respect thereto; provided, that the existence of the facts upon which the Secretary or his duty authorized representative makes such findings shall be in issue and may be reviewed in any competent court.

          (b) In the event this lease is terminated as provided in paragraph (a) hereof, the Government shall be entitled (I) to pursue the same remedies against the Lessee as it could pursue in the event of a breach of the lease by the Lessee, and (ii) as a penalty, in addition to any other damages to which it may be entitled by law, to exemplary damages in an amount (as determined by the Secretary or his duly authorized representative) which shall be not less than three or more than ten times the costs incurred by the Lessee in providing any such gratuities to any such officer or employee.

          (c) The rights and remedies of the Government provided in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or under this lease.

     ARTICLE 27.   DISPUTES --

          (a)  Except as otherwise provided in this
contract, any dispute concerning a question of fact arising under this contract which is not disposed of by agreement shall be decided by the Contracting Officer who shall reduce his decision to writing and main or otherwise furnish a copy thereof to the Lessee. The decision of the Contracting Officer shall be final and conclusive unless, within thirty
(30) days from date of receipt of such copy, the Lessee mails or otherwise furnishes to the Contracting Officer a written appeal addressed to the Secretary. The decision of the Secretary or his duly authorized representative for the determination of such appeals shall be final and conclusive unless determined by a court of competent jurisdiction to have been fraudulent, or capricious, or arbitrary, or so grossly erroneous as necessarily to imply bad faith, or not supported by substantial evidence. In connection with any appeal proceeding under this clause, the Lessee shall be afforded an opportunity to be heard and the offer evidence in support of his appeal. Pending final decision of a dispute hereunder, the Lessee shall proceed diligently with the performance of the contract and in accordance with the Contracting Officers decision.

          (b)   This Disputes clause does not preclude
consideration of law questions in connection with decisions provided for in paragraph (a) above; provided, that nothing in that contract shall be construed as making final the decision of any administrative official, representative, or board on a question of law.

     ARTICLE 28.   EQUAL OPPORTUNITY -- during the
performance of this
contract, the Contractor agrees as follows:

          (1) The Contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. The Contractor will take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their race, color, religion, sex, or national origin. Such action shall include but not be limited to the following:
Employment, upgrading, demotion, or transfer, recruitment or recruitment advertising; layoff or termination, rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the Contracting Officer setting forth the provisions of this Equal Opportunity clause.

          (2) The Contractor will, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

          (3) The Contractor will send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding a notice to be provided by the agency Contracting Officer, advising the labor union or workers representative of the contractors commitments under this Equal Opportunity clause and shall post copies of the notices in conspicuous places available to employees and applicants for employments

          (4)  The contractor will comply with all
provisions of Execution Order No. 11246 of September
24,1965, as amended by Execution  order No 11375 of October
13, 1967, and of the rules, regulations, and revenant orders of the Secretary of Labor

          (5) The Contractor will furnish all information and reports required by Executive Order No. 11246 of September 24, 1965. as amended by Executive Order No. 11375 of October 13, 1967, and by the rules, regulation, and orders of the Secretary of Labor or pursuant thereto, and will permit access to his books, records, and accounts by the contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules regulations and orders.



         (6) In the event of the contractors noncompliance with the Equal Opportunity clause of this contract or with any of the said rules, regulations, or orders, the contract may be canceled, terminated or suspended in whole or in part, and the Contractor may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive order No. 11246 for September 24,1965, as amended by Executive Order No. 11375 of October 13, 1967, and such other sanctions may be imposed and remedies invoked as provided in Executive Order NO. 11246 of September 24, 1965, as amended by Executive Order No. 11375 of October 13, 1967, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

         (7) The Contractor will include the provisions of paragraphs (1) through (7) in every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to section 204 of Executive Order No. 11246 or September 24,1965, as amended by Executive Order No. 11375 of October 13, 1967, so that such provisions will be binding upon each subcontractor or vendor.
The Contractor will take such action with respect to any subcontract or purchase order as the contracting agency may direct as a means of enforcing such provisions including sanctions for noncompliance: Provided, however, that in the event the Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the contracting agency, the Contractor may request the United States to enter into such litigation to protect the interests of the United States.

     ARTICLE 29.   EXAMINATION OF RECORDS --

          (a)   The Lessee agrees that the Comptroller
General of the United States or any of his duly authorized representatives shall, until the expiration of three years after expiration of this contract or such lesser time as is agreed to by the parties, have access to and the right to examine any directly pertinent books, documents, papers, and records of the Lessee involving transactions related to this contract.

          (b) The Lessee further agrees to include in all his subcontracts hereunder a provision to the effect that the subcontractor agrees that the Comptroller General of the United States or any of his duly authorized representatives shall, until the expiration of three years after expiration of the subcontract or such lesser time as may be approved by the Government as appropriate, have access to and the right to examine any directly pertinent books, documents, papers and records of such subcontractor involving transactions related to the subcontract. The term subcontract as used in this clause excludes (I) purchase orders not exceeding $2,500, or (ii) subcontracts or purchase orders for public utility services at rates established for uniform applicability to the general public.

          (c)   The periods of access and examination
described in (a) and (b) above for records which related to
(I) appeals under the Disputes clause of this contract, (ii) litigation or the settlement of claims arising out of the performance of this contract, or (iii) costs and expenses of this contract as to which exception has been taken by the Comptroller General or any of his duly authorized representatives, shall continue until such appeals, litigation, claims or exceptions have been disposed of.

     ARTICLE 30.   LABOR PROVISIONS --

          (a)   Convict Labor -- In connection with the
performance of work under this lease, the Lessee agrees not to employ any person undergoing sentence of imprisonment at hard labor.

          (b) Contract Work Hours Standards Ace - Overtime Compensation -- This contract, to the extent that it is of a character specified in the Contract Work Hours Standards Act (40 U.S.C. 327-330), is subject to the following provisions and to all other applicable provisions and exceptions of such Act and the regulations of the Secretary of Labor thereunder.

               (I) Overtime requirements. No contractor or subcontractor contracting for any part of the contract work which may require or involve the employment of laborers or mechanics shall require or permit any laborer or mechanic in any workweek in he is employed on such work to work in excess of eight hours in any calendar day or in excess of forty hours in such workweek or work subject to the provisions of the Contract Work Hours Standards Act unless such laborer or mechanic receives compensation at a rate not less that one and one-half times his basic rate of pay for all such hours worked in excess of eight hours in any calendar day or in excess of forty hours in such workweek, whichever is the greater number of overtime hours.

              (ii) Violation; liability for unpaid wages;
liquidated damages. In the event of any violation of the provisions of paragraph (I), the Contractor and any subcontractor responsible therefor shall be liable to any affected employee for his unpaid wages. In addition, such Contractor and subcontractor shall be liable to the United States for liquidated damages. Such liquidated damages shall be computed with respect to each individual laborer or mechanic employed in violation of the provisions of paragraph (I) in the sum of $10 for each calendar day on which such work in excess of eight hours or in excess of his standard workweek of forty hours without payment of the overtime wages required by paragraph (I).

               (iii)  Withholding for unpaid wages and
liquidated damages. The Contracting Officer may withhold from the Government Prime Contractor, from any moneys payable on account of work performed by the Contractor or subcontractor, such sums as may administratively be determined to be necessary to sashays any liabilities of such Contractor or subcontractor for unpaid wages and liquidated damages as provided in the provisions of paragraph (ii).

               (iv)  Subcontracts.  The Lessee shall insert
paragraphs (I) through (iv) of this clause in all subcontracts, and shall require their inclusion in all subcontracts of any tier.

               (v)   Records.   The Lessee shall maintain
payroll records containing the information specified in 29
CFR 516.2 (a). Such records shall be preserved for three years from the completion of the contract.

          (c)  Overtime and Shift Premiums --

               (I)  Insofar as practicable the Lessee shall
perform any work required under this lease which is at the expense of the Government without the use of overtime or multi-shift labor for which premium payments are required, except to the extent that such payments either (A) are approved in writing on behalf of the Government by the Contracting Officer or (B) are paid for work -

                    (1)  necessary to cope with emergencies
such as
                         those resulting from accidents,
natural
                         disasters, or breakdowns of
equipment;

                    (2)  by indirect labor employees such as
those
                         performing duties in connection
with
                         administration, protection,
transportation,
                         maintenance, operation of
utilities, or
                         accounts;

                    (3)  in the performance of tests,
laboratory
                         procedures, loading or unloading of
                         transportation media, and
operations in flight
                         or afloat, which are continuous in
nature and
                         cannot reasonably be interrupted or
otherwise
                         completed; or

                    (4)  which will result in lower overall
cost to the
                         Government.

               (ii)  The cost of overtime premiums or shift
premiums otherwise allowable under (I) above shall be allowed only to the extent the amount thereof is reasonable and properly allocable to the work under this lease.

     ARTICLE 31.  AUDIT BY DEPARTMENT OF DEFENSE --

          (a) General. The Contracting Officer or his representatives shall have the audit and inspection rights described in the applicable paragraphs (b), (c) and (d) below.

          (b) Examination of Costs. The Contractor shall maintain, and the Contracting Officer and his representatives shall have the right to examine books, records, documents, and other evidence and accounting procedures and practices, sufficient to reflect properly (1) all direct and indirect costs of whatever nature claimed to have been incurred and anticipated to be incurred for the performance of this contract and (2) the use of, and charges for the use of, the facilities. Such right of examination shall include inspection at all reasonable times of the Contractors plants, or such parts thereof, as may be engaged in the performance of this contract.

          (c) Cost or Pricing Data. If the Contractor submitted cost or pricing data in connection with the pricing of this contract or any price competition, established catalog or market prices of commercial items sold in substantial quantities to the general public, or prices set by law or regulation, the Contracting Officer or his representatives who are employees of the United States Government shall have the right to examine all books, records, documents and other data of the Contractor related to the negotiation, pricing or performance of such contract, change or modification, for the purpose of evaluating the accuracy, completeness and currency of the cost or pricing data submitted. Additionally, in the case or pricing any change or modification exceeding $100,000 to formally advertise contracts, the Comptroller General of the United States or his representatives who are employees of the United States Government shall have such rights. The right of examination shall extend to all documents necessary to permit adequate evaluation of the cost or pricing data submitted, along with the computations and projections used therein.

          (d) Reports. If the Contractor is required to furnish Cost Information Reports (CIR) or Contract Fund
Status Report (CFSR), the Contracting Officer or his representatives shall have the right to examine books, records, documents, and supporting materials, for the purpose of evaluating (I) the effectiveness of the Contractors policies and procedures to produce data compatible with the objectives of these reports, and (ii) the data reported.

          (e)  Availability.  The materials described in
(b), (c)and (d) above shall be made available at the office of the Contractor, at all reasonable times, for inspection, audit, or reproduction, until the expiration of three years from the date of final payment under this contract or such lesser time specified in Appendix M of the Armed Services Procurement Regulation, and for such longer period, if any, as is required by applicable statute, or by other clauses of this contract, or by (1) and (2) below:

               (1)  If this contract is completely or
partially terminate, the records relating to the work terminated shall be made available for a period of three years from the date of any resulting final settlement.

               (2)  The Records which relate to appeals
under the Disputes clause of this contract, or litigation or the settlement of claims arising out of the performance of this contract, shall be made available until such appeals, litigation, or claims have been disposed of.

           (f)  The Contractor shall insert a clause
containing all the provisions of this clause, including this paragraph (f), in all subcontracts exceeding $10,000 hereunder, except altered as necessary for proper identification of the contracting parties and the Contracting Officer under the Government prime contract.

     ARTICLE 32.   CERTIFICATION OF REQUESTS FOR ADJUSTMENT
OR RELIEF EXCEEDING $100,000 --

          (a) Any contract claim, request for equitable adjustment to contract terms, request for relief under Public Law 85-804 or other similar request exceeding $100,000 shall bear, at the time of submission the following certificate given by a senior company official in charge at the plant or location involved:

               I certify that the claim is made in good faith, that the
               supporting data are accurate and complete to the best of
               my knowledge and belief; at that the amount requested
               accurately reflects the contract adjustment for which the
               Contractor believes the Government is liable.


                              ______________________________
                               (Officials Name)


                              ______________________________
                               (Title)

          (b) The certification in paragraph (a) requires full disclosure of all relevant facts, including cost and pricing data.

          (c)  The certification requirement in paragraph
(a) does not apply to:

               (I) requests for routine contract payments-- for example,
                    those for payment for accepted supplies
and
                    services, routine vouchers under cost
reimbursement-
                    type contracts, and progress payment
invoices;

              (ii)  final adjustments under incentive
provisions of \
                    contracts;

          (d)  In those situations where no claim
certification for the
purposes of Section 813 has been submitted prior to the inception of a contract dispute, a single certification, using the language prescribed by the Contract Disputes Act but signed by a senior company official in charge at the plant or location involved, will be deemed to comply with both statutes.

     ARTICLE 33.   DEFINITIONS -- As used throughout this
lease the following terms shall have the meanings set forth below:

          (a) The term Department means the Secretary of the Navy, the Commander, Naval Sea Systems Command of the
Department of the Navy, the Contracting Officer, and such other duly authorized representative or representatives specified in the Special Provisions, which the Secretary or the Commander, Naval Sea Systems command may designate from time to time.

          (b) The term Secretary means the Secretary, under Under Secretary or and Assistant Secretary of the Department of the Navy; and the term his duly authorized representative means any person or persons on board (other than the Contracting Officer) authorized to act for the Secretary.

          (c) The term Contracting Officer means the person executing this lease on behalf of the Government and any other officer or civilian employee who is properly designated Contracting Officer; and the term includes, except as otherwise provided in this contract, the authorized representative of the Contracting Officer acting within the limits of his authority.

          (d)  The term Contractor means Lessee.

     ARTICLE 34.   NOTICES -- No notice, order, direction,
determination, requirement, consent or approval under this lease shall be of any effect unless in writing.

                                   Contract
No.______________________

IN WITNESS WHEREOF, the parties hereto have duly executed this Contract as of the date first above written.

                                   THE UNITED STATES OF
AMERICA

                                   By:  /s/ Henry Jacob
                                        Contracting Officer
                                        Naval Sea Systems
Command

                                   TODD PACIFIC SHIPYARDS
CORPORATION

                                   By: /s/ Clifford E. Jones

                                   Title: Vice President-
Resources
                                          13-May-1981

AMENDMENT OF SOLICIATATION/MODIFICATION OF CONTRACT

AMENDMENT/MODIFICATION NO.  EFFECTIVE DATE
P000008                     See Block 16C

ISSUED BY             CODe  N000024       ADMINISTERED BY
CODE N62799

THE NAVAL SEA SYSTEMS COMMAND             Supervisory of
Shipbuilding
DEPARTMENT OF THE NAVY                    Conversion and
Repair
WASHINGTON, D.C.  20362-5101              Seattle, WA  98115-
5003
BUYER/SYMBOL: J.M. Mullinax/SEA 02813
PHONE:  AREA CODE 703 602-1264

NAME AND ADDRESS OF CONTRACTOR

Todd Pacific Shipyards Corporation
Seattle Division
PO Box 3806
Seattle, WA  98124

MODIFICATION OF CONTRACT/ORDER NO.
N00024-81-L-0004

DATE
1983 JUNE 03

11  THIS ITEM ONLY APPLIES TO AMENDMENTS OF SOLICITATIONS

The above numbered solicitation is amended as set forth in
Item 14. The hour and date detailed for receipt of Offers is amended is not amended.
Offers must acknowledge receipt of this amendment prior to the hour and date specified in the solicitation or as amended, by one of the following methods: (a) by completing items 8 and 15 and returning ____ copies of the amendment
(b) by acknowledging receipt of this amendment of said copy of the offer submitted or (c) by separate letter or telegram which includes a reference to the solicitation and amendment numbers. FAILURE OF YOUR ACKNOWLEDGMENT TO BE RECEIVED AT THE PLACE DESIGNATED FOR THE RECEIPT OF OFFERS PRIOR TO THE HOUR AND DATE SPECIFIED MAY RESULT IN REJECTION OF YOUR OFFER. If by virtue of this amendment you desire to change an offer already submitted, such change may be made by telegram or letter, provided each telegram or letter makes reference to the solicitation and this amendment and is received prior to the opening hour and date specified.

12.  ACCOUNTING AND APPROPRIATION DATA (if required)

XX Not Applicable

13  THIS ITEM APPLIES ONLY TO MODIFICATIONS OF
CONTRACTS/ORDERS.  IT MODIFIES THE CONTRACT/ORDER NO. AS
DESCRIBED IN ITEM 14.

X THIS CHANGE ORDER IS ISSUED PURSUANT TO: (specify authority).
   The changes set forth in Item 14 are made to the contract order no.
   in Item 10A

   THE ABOVE NUMBERED CONTRACT/ORDER IS MODIFIED TO REFLECT
THE
   ADMINISTRATIVE CHANGES (such as changes in paying offers, appropriation data, etc) SET FORTH IN ITEM 14, PURSUANT
TO THE
   AUTHORITY OF FAR 43.103(b)

X  THIS SUPPLEMENTAL AGREEMENT IS ENTERED INTO PURSUANT TO
AUTHORITY OF:
   By Mutual Agreement of the Parties.

   OTHER

IMPORTANT Contractor __ is not _X_ is required to sign this document and return 2 copies to the issuing office.

DESCRIPTION OF AMENDMENT/MODIFICATION

WHEREAS, Lease Contract N00024-81-L-0004 expires 14 June
1990, and

WHEREAS, the parties desire to extend the term of the lease for a period of five (5) years;

NAME AND TITLE OF SIGNER         NAME AND TITLE OF
CONTRACTING OFFICER
STUART S. ADAMSON                JAMES M. MULLINAX
VICE PRESIDENT                   Contracting Officer

/S/ STUART S. ADAMSON 6/6/90      /S/ JAMES M. MULLINAX
6/6/90

NOW, THEREFORE, the parties do hereby agree as follows:

1. Delete Clause 2. Term of Lease in its entirety and substitute therefore:

Clause 2.  Term of Lease

The term of this lease extension shall be five (5) years commencing 15 June 1990 unless sooner terminated as herein provided.

2. Delete subparagraph (a) of Clause 4 entitled Maintenance and substitute therefore:

(a)  Minimum Normal Maintenance

The minimum amount which the Lessee is obligated to expend annually for normal maintenance on the YFD-70 pursuant to
Article 6(b) of the General Provisions is One Hundred Fifty
Thousand Dollars ($150,000.00).

3. Delete Clause 10 entitled Safety Inspection in its entirety and substitute therefore:

Clause 10.  Safety Certification

(a) The Lessee will protect, maintain, repair and restore the dry dock to maintain, without alteration, improvement or modification of the dry dock, certification of the dry dock in accordance with the latest published version or revision in accordance with the latest published version or revision of MIL-STD-1625(SH) for the duration of the Lease. The Lessee will maintain the capability to dock ships of FFG-7 and LPD-4 classes at the least site. There is no expressed or implied warranty of any kind whatsoever, regarding the condition of the dry dock with regard to certification may be grounds for Navy termination of the lease in accordance with (Section I) Article 10. Termination by the Government.

(b) In no event shall the Government be under any obligation to provide funds for, or be required to approve, any corrections, modification, or improvement to obtain certification or recertification. Failure to obtain certification or recertification shall in no event form the basis for any claim by the Lessee against the Government.

(c)  the Navy shall be under no obligation to guarantee U.S.
Navy shipbuilding, ship repair or conversion work at the dry dock.

4. Except as provided herein, all other terms and conditions of N00024-81-L-0004 remain unchanged and in full force and effect.